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EXHIBIT 99(b)

                               HECHINGER COMPANY
                          CONSOLIDATED BALANCE SHEETS
                        (in thousands except share data)

                                                              (unaudited)
                                                             OCT. 29,1994    JAN.29,1994
                                                             ------------    -----------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                    $     27,269    $    19,675
Marketable securities at fair value                               138,599        150,989
Merchandise inventories                                           511,617        400,366
Other current assets                                               74,228         50,200
                                                             ------------    -----------

Total Current Assets                                              751,713        621,230



PROPERTY, FURNITURE AND EQUIPMENT, NET                            475,051        482,503



COST IN EXCESS OF NET ASSETS ACQUIRED, NET                         55,840         57,098



LEASEHOLD ACQUISITION COSTS, NET                                   53,104         54,812



OTHER ASSETS                                                       14,694         13,599
                                                             ------------    -----------

TOTAL ASSETS                                                  $ 1,350,402      1,229,242
                                                             ============    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses                            $375,648      $291,182
Income taxes payable                                                5,268           -
Current portion of long-term debt and
  capital lease obligations                                         3,274         3,068
                                                             ------------    -----------

Total Current Liabilities                                         384,190       294,250

LONG-TERM DEBT                                                    385,498       386,116
CAPITAL LEASE OBLIGATIONS                                          18,977        21,757
DEFERRED RENT                                                      28,147        28,493
DEFERRED INCOME TAXES                                              11,110         4,759

STOCKHOLDERS' EQUITY
Class A common stock, $.l0 par value, authorized
  50,000,000 shares; issued 30,789,113 and
  28,812,090                                                        3,079         2,881
Class B common stock, $.l0 par value, authorized
  30,000,000 shares; issued 11,524,628 and
  13,312,356                                                        1,152         1,331
Additional paid-in capital                                        238,153       236,543
Retained earnings                                                 282,197       256,836
Unearned compensation                                              (1,751)       (2,201)
Less treasury stock at cost, 6,706 and 92,769 Class A
  common shares and 14,497 and 14,497 Class B
  common shares                                                      (350)       (1,523)
                                                             ------------    -----------

TOTAL STOCKHOLDERS'EQUITY                                         522,480       493,867
                                                             ------------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY                       1,350,402     1,229,242
                                                             ============    ===========

See notes to consolidated financial statements.





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